UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2013

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 11, 2013, Thor Industries, Inc. (the “Company”) issued a press release announcing that Dominic A. (Dom) Romeo will resign from his position as Senior Vice President and Chief Financial Officer of the Company effective October 1, 2013 to pursue other interests. Mr. Romeo’s departure is amicable and there is no disagreement between Mr. Romeo and the Company.

Mr. Romeo has agreed to act as a consultant to the Company after his resignation becomes effective and will enter into a Consultant Agreement (the “Consultant Agreement” or “Agreement”) with the Company to outline the relationship. Under the Agreement, Mr. Romeo will provide certain consulting services to the Company until October 3, 2014 (the “Term”), unless such Agreement is earlier terminated in accordance with its terms. Mr. Romeo will be provided with compensation in the aggregate amount of $100,000, payable in monthly installments over the consulting period; provided, however, that if Mr. Romeo accepts employment with another business before the end of the Term, this amount will be prorated based on the number of days he has provided services to the Company prior to his acceptance of employment. The Company will also agree to vest 6,282 restricted stock units held by Mr. Romeo upon the expiration of the Term; provided, however, that Mr. Romeo shall forfeit all such restricted stock units in the event that he, prior to the end of the Term, (i) fails to comply with any of the terms of the Consulting Agreement or (ii) accepts any type of employment by any business other than a position as a director on the board of directors of a business that does not compete with the Company. The Company will also reimburse Mr. Romeo for any pre-approved travel or other costs or expenses incurred by him in connection with the performance of the services under the Consulting Agreement. Furthermore, Mr. Romeo will agree to additional terms and conditions as outlined in the Consulting Agreement, including, but not limited to, certain confidentiality, non-solicitation, and non-competition obligations.

On September 11, 2013, the Company further announced that Colleen Zuhl will be appointed its Vice President and Chief Financial Officer, effective October 1, 2013. Mrs. Zuhl, 47, joined the Company in June 2011 and previously served as Vice President and Corporate Controller from February 2013. Prior to her appointment as Vice President and Corporate Controller, Mrs. Zuhl served as the Company’s interim Chief Financial Officer from October 2012 to February 2013, and the Company’s Director of Finance from June 2011 to October 2012. Prior to joining the Company, Mrs. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.) from August 2006 through June 2011.

Upon the effective date, Mrs. Zuhl will be eligible to receive: (i) an annual base salary of $500,000, (ii) an annual cash performance-based incentive award under the Company's 2010 Equity and Incentive Plan (the "Plan") equal to $150,000 plus 0.075% of the Company's net earnings before taxes (excluding any impairment charges), payable on a quarterly basis, with respect to a prorated first quarter of fiscal 2014 based on the number of days Mrs. Zuhl has served in her new role and for each fiscal quarter thereafter and (iii) an annual performance-based incentive award under the Plan payable in restricted stock units of the Company (the "Performance-Based RSUs") equal to 0.1% of the Company's net earnings before taxes (excluding any impairment charges), payable on an annual basis, with respect to a prorated first quarter of fiscal 2014 based on the number of days Mrs. Zuhl has served in her new role and the second, third and fourth fiscal quarters of fiscal 2014, and for each fiscal year thereafter. The Performance-Based RSUs will vest in three equal annual installments beginning on the first anniversary of the date such RSUs are issued. Mrs. Zuhl will also participate in the compensation and benefit programs generally available to the Company's executive officers. The Company has agreed to provide indemnification to Mrs. Zuhl in accordance with the Company's standard form indemnification agreement for executive officers.

There is no arrangement or understanding between Mrs. Zuhl and any other person pursuant to which she was or is to be selected as an officer. Mrs. Zuhl has no family relationships with any of the directors or executive officers of the Company. Since the beginning of the Company's last fiscal year, Mrs. Zuhl has had no direct or indirect material interest in any transaction (excluding employment) or any proposed transaction involving the Company in which the amount involved exceeded or exceeds $120,000.

A copy of the Company's press release announcing Mr. Romeo's resignation and Mrs. Zuhl's appointment as Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Consultant Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated September 11, 2013, issued by the Company

99.2	Copy of Consultant Agreement to be signed by the Company and Mr. Romeo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: September 11, 2013	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary